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                                                                       Exhibit 5


                               September 26, 2001

NeoMagic Corporation
3250 Jay Street
Santa Clara, CA 95054


        RE: REGISTRATION STATEMENT OF FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 26, 2001 (the "Registration Statement") in connection with the registration of additional securities under the Securities Act of 1933, as amended, of an aggregate of 700,000 shares of your Common Stock reserved for issuance under the 1997 Employee Stock Purchase Plan (the "1997 Plan") and an aggregate of 1,375,000 shares of your Common Stock reserved for issuance under the Amended 1993 Stock Plan (the "1993 Plan") (the 700,000 shares and 1,375,000 shares collectively the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 1997 Plan and 1993 Plan.

        It is our opinion that, when issued and sold in the manner referred to in the 1997 Plan, 1993 Plan and pursuant to the respective agreements which accompany each grant under the 1997 Plan and 1993 Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation


                                          /s/ Wilson Sonsini Goodrich & Rosati